Exhibit 99.1

Pansoft Company Limited Announces Preliminary Revenue and Operating Results

Pansoft Company Limited (NASDAQ: PSOF), a leading enterprise resource planning (ERP) software solutions and services provider for the oil and gas industry in China, today announced preliminary revenue and operating profits for the fourth-quarter and full-year 2008.

Preliminary revenue for 4Q 2008 reached a record of $3.4 million, an increase of 62% compared to $2.1 million for the same period prior year.  Preliminary revenue for full year 2008 was a record of $6.9 million, an increase of 33% compared to $5.2 million in 2007.  Revenue growth in the quarter as well as the full year was mainly driven by increased project implementations with the existing large clients.

While the company is in the process of finalizing expenses for the fourth quarter and full year 2008, Pansoft’s 4Q 2008 operating margin should be approximately in the range of 35 - 37%, compared with 56% in 4Q 2007.  The full year 2008 operating margin is approximately 37% compared with 45% in previous year.  The lower operating margin in the quarter and full year was primarily due to income taxes (the company did not incur any income taxes in 2007) and fees associated with the IPO on NASDAQ Capital Market.  Pansoft will release its audited financial results in March 2009.

Mr. Allen Zhang, Chief Financial Officer, commented on the preliminary 4Q and 2008 revenue and earnings.  “While 2008 was a difficult year for the world economy, we are pleased to report that we have not seen significant impact on our business.  On the contrary, the unique solutions and services we provide to our clients are gaining momentum.  We look forward to having another growth year in 2009.”

The preliminary financial information in this news release is subject to change and is based on management's estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company's independent registered public accounting firm and is subject to that review before filing our Form 10-K.

Forward-Looking Statements

This press release contains forward-looking statements concerning Pansoft Company Limited, which include but are not limited to, statements regarding Pansoft’s business solutions and revenue growth, and preliminary financial results relating to Pansoft’s revenue and operating margin for the 4th quarter and full year of 2008.  The anticipated results for 2008 remain subject to the finalization of Pansoft’s year-end closing, reporting, and audit processes, particularly as related to accrued expenses. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. Pansoft Company Limited undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Use of Non-GAAP Financial Measures

This release may contain non-GAAP financial measures.  Because the estimated and preliminary information on revenue and operating margin are subject to finalization of the company's year-end closing, reporting, and audit processes, including finalization of certain operating expenses, the company has not yet determined with any certainty the numbers required to provide a specific non-GAAP to US GAAP reconciliation. A reconciliation of non-GAAP results of operations measures to the nearest comparable GAAP measures will be provided with the company's audited financial results. These non-GAAP financial measures, which are used as measures of Pansoft’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Pansoft's financial performance or liquidity prepared in accordance with GAAP.  Pansoft's non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies.

Pansoft's management uses the non-GAAP financial measures in this release to gain an understanding of Pansoft's comparative operating performance (when comparing such results with previous periods or forecasts) and future. These non-GAAP financial measures are used by Pansoft's management in their financial and operating decision-making because management believes they reflect Pansoft's ongoing business in a manner that allows meaningful period-to-period comparisons. Pansoft's management believes that these non-GAAP financial measures provide useful information to investors and others (a) in understanding and evaluating Pansoft's current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner the company's current financial results with the company's past financial results.

All of the foregoing non-GAAP financial measures have limitations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Pansoft. Management compensates for these limitations by also considering Pansoft's financial results as determined in accordance with GAAP.

About Pansoft Company Limited

Pansoft is a leading enterprise resource planning ("ERP") software solutions and on-demand customized services provider for the oil and gas industry in China.  Its ERP software solutions are utilized in various business operations including accounting, order processing, logistics, invoicing, inventory control and customer relationship management.

For further information, please contact:

Pansoft Investor Contact:
Allen Zhang
Tel: +86-531-88871166
Email: allen.zhang@pansoft.com.cn

Great Wall Research LLC
Sheena Shen
Tel: +1-203-252-7266
Email: sshen@greatwallresearch.com